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                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT


        This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as June 15, 1998, by and between PACIFICARE HEALTH SYSTEMS, INC., a Delaware corporation (the "Company"), with its principal place of business located at 3120 Lake Center Drive, Santa Ana, California 92704 and Robert Stearns ("Executive"), residing at 1156 Beaver Tail, P.O. Box 6045, Carefree, Arizona 85377.

                                    RECITALS

        WHEREAS, the Company desires to employ Executive in the capacity of Executive Vice President and Chief Financial Officer.

        WHEREAS, the Company and Executive are entering into this Agreement to establish the terms and conditions of the desired employment relationship.

        NOW, THEREFORE, in consideration of the following covenants, conditions and promises contained herein, and other good and valuable consideration, the Company and Executive hereby agree as follows:

1.      EMPLOYMENT

        1.1 Executive's General Duties. The Company hereby employs Executive and Executive hereby agrees to serve the Company in the capacity of Executive Vice President and Chief Financial Officer of the Company, having such usual and customary duties and authority as an officer of similar capacity in a corporation of comparable size, holdings, and business as that of the Company.

        Executive shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Company and shall preside over such other areas of corporate activity as specified from time to time by the Board of Directors of the Company. During the term of this Agreement, Executive shall perform such additional or different duties, and accept the election or appointment to such other offices or positions as are mutually agreed upon by Executive and the Company.

        1.2 Devotion of Executive. During the term of this Agreement, Executive shall devote his entire productive time, ability, and attention to the business of the Company. Executive shall use his best efforts, skills, and abilities to promote the general welfare and interests of the Company and to preserve, maintain, and foster the Company's business and business relationships with all persons and entities associated therewith, including, without limitation, employer groups, medical service providers, shareholders, affiliates, officers, employees, and banks and other financial institutions. The Company shall give Executive a reasonable opportunity to perform his duties and shall neither expect Executive to devote more time, nor assign more duties or functions to Executive, than are customary and reasonable for an executive in Executive's position.

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2.      TERM AND TERMINATION

        2.1 TERM. The term of Executive's employment under this Agreement shall commence on June 15, 1998, and shall continue unless terminated as provided in
Section 2.2.

        2.2 TERMINATION. This Agreement shall be terminated upon the occurrence of any one of the following events:

               a. The death of the Executive.

               b. Executive becomes incapacitated or disabled, which incapacity or disability prevents Executive from fully performing his duties to the Company for a period in excess of 90 days and, after such 90-day period, the Company and a physician, duly licensed and qualified in the specialty of Executive's incapacity, decide in their reasonable judgments, that such incapacity will be permanent or of such continued duration as to prevent Executive from resuming the rendition of services to the Company for at least an additional six-month period. For purposes of this Agreement, Executive shall be deemed permanently disabled, and this Agreement terminated upon the date Executive receives written notice from the Company that such determination has been made.

               c. Executive habitually neglects his duties to the Company or engages in gross misconduct during the term of this Agreement. For the purposes of this Agreement, "gross misconduct" shall mean Executive's misappropriation of funds; securities fraud; insider trading; unauthorized possession of corporate property; the sale, distribution, possession or use of a controlled substance; or conviction of any criminal offense (whether or not such criminal offense is committed in connection with Executive's duties hereunder or in the course of his employment with the Company). In such event, Executive's termination shall be effective immediately upon receipt of written notice from the Company.

               d. Either party hereto may terminate this Agreement, with or without cause, upon 90 days prior written notice to the other party. Except for the circumstances described in Section 2.2(c) above, Executive's termination shall be effective 90 days after receipt of such written notice. Any termination of this Agreement in accordance with this Section 2.2(d) shall not limit, restrict, or reduce, in any manner, Executive's rights to the compensation and benefits available under
        Section 3.2 and Section 4 below.


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        2.3 EFFECT OF TERMINATION. No termination of this Agreement shall affect or impair any rights or obligations of the parties respecting certain compensation accruing prior thereto or continuing thereafter in accordance with the terms set forth in Section 3.2 and Section 4.

3.      COMPENSATION

        3.1    COMPENSATION DURING THE TERM OF THIS AGREEMENT

               a. As long as Executive satisfactorily performs all of his obligations hereunder, the Company shall pay Executive an annual base salary, as determined by the Compensation Committee of the Board of Directors, payable in equal installments on the Company's regular payroll dates. As of this date, Executive's annual base salary has been set at $450,000. On an annual basis, the Company's compensation committee shall review Executive's salary, but shall be under no obligation to increase Executive's salary. Executive authorizes the Company to take such deductions and withholdings from his salary as are required by law, directed by Executive, or as reasonably directed by the Company for its employees, which deductions shall include, without limitation, withholding for federal and state income taxes and social security.

               b. Executive shall also receive a $125,000 sign-on bonus (the "Sign-on Bonus"). If Executive voluntarily leaves the Company or Executive is terminated pursuant to the provisions of 2.2(c) hereof prior to June 15, 1999, Executive shall be required to repay an amount equal to the Sign-on Bonus divided by a fraction the numerator of which is the number of months remaining till June 15, 1999 and the denominator is 12.

               c. In addition, Executive shall receive a loan in the amount of $125,000 which may be used only in connection with Executive's relocation from Arizona to California (the "Loan"). Interest on the full amount of the Loan will be determined based on the Internal Revenue Service mandated rate. The entire principal amount of the Loan and any accrued interest will be forgiven in its entirety if Executive remains employed by the Company on or after June 14, 2003. If Executive terminates employment with the Company prior to June 14, 2003, except as otherwise provided herein, Executive will be responsible for repaying the Loan or a portion thereof on the following basis:

                      1. If Executive's employment with the Company terminates
               prior to one year from June 15, 1998, Executive will be required to repay the full amount of the Loan plus accrued interest at the applicable rate.

                      2. If Executive's employment with the Company terminates
               at any time from one year from June 15, 1998 but prior to two years from June 15, 1998, Executive will be required to repay $100,000 of the Loan plus accrued interest at the applicable rate on the amount to be repaid and $25,000 of the Loan plus the accrued interest on this portion of the Loan will be forgiven by the Company.


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                      3. If Executive's employment with the Company terminates
               at any time from two years from June 15, 1998 but prior to three years from June 15, 1998, Executive will be required to repay $75,000 of the Loan plus accrued interest at the applicable rate on the amount to be repaid and $50,000 of the Loan plus the accrued interest on this portion of the Loan will be forgiven by the Company.

                      4. If Executive's employment with the Company terminates
               at any time from three years from June 15, 1998 but prior to four years from June 15, 1998, Executive will be required to repay $50,000 of the Loan plus accrued interest at the applicable rate on the amount to be repaid and $75,000 of the Loan plus the accrued interest on this portion of the Loan will be forgiven by the Company.

                      5. If Executive's employment with the Company terminates
               at any time from four years from June 15, 1998 but prior to five years from the June 15, 1998, Executive will be required to repay $25,000 of the Loan plus accrued interest at the applicable rate on the amount to be repaid and $100,000 of the Loan plus the accrued interest on this portion of the Loan will be forgiven by the Company.

                      6. If Executive terminates employment with the Company at
               any time after June 15, 2003, Executive shall not have to repay any portion of the Loan or any accrued interest.

                      7. Executive will be responsible for any taxation incurred by him resulting from forgiveness of any portion of the Loan or accrued interest.

               d. Executive shall be entitled to fully participate in all of the employee benefit plans and programs available to other high-level executives of the Company, including, without limitation, health, dental, and life insurance benefits for Executive and Executive's dependents, pension and profit sharing programs, and vacation and sick leave benefits. However, the terms of this Agreement shall not restrict the Company's right to change, amend, modify, or terminate any existing benefit plan or program, or to change any insurance company or modify any insurance policy adopted incident to such existing benefit plan and program.

               e. The Company shall provide Executive with a $850.00 per month automobile allowance. The Company shall furnish Executive's automobile with a cellular car telephone. Executive shall provide and maintain automobile insurance for Executive's car including collision, comprehensive liability, personal and property damage, and uninsured and underinsured motorist coverage in amounts customarily obtained to cover such contingencies in the State of California. Executive shall provide proof of such coverage to the Company upon the Company's request.


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               f. The Company shall pay for or reimburse Executive for all reasonable travel, entertainment, and other business expenses incurred or paid for by Executive in connection with the performance of his services under this Agreement. The Company shall not be obligated to make any such reimbursement unless Executive presents corresponding expense statements or vouchers and such other supporting information as the Company may from time to time reasonably request. The Company reserves the right to place subsequent limitations or restrictions on business expenses to be incurred or reimbursed.

               g. Executive shall be entitled to participate fully in the Company's 1996 Management Incentive Compensation Plan (the "MICP"), as may be amended, modified, or replaced, in accordance with the terms and conditions set forth herein and therein, provided, however, for the 1998 MICP performance cycle, any awards granted to Executive shall be prorated according to the effective date of this Agreement.

               h. Executive shall be entitled to participate in the 1996 Stock Option Plan for Officers and Key Employees of PacifiCare Health Systems, Inc. (the "1996 Stock Option Plan"), as such plan from time to time may be amended, modified or replaced, in accordance with the terms and conditions set forth herein and therein.

               i. During the term of this Agreement, the Company shall insure Executive under its general liability insurance for all conduct committed in good faith while acting in the capacity of Executive Vice President and Chief Financial Officer of the Company or in any other capacity to which Executive may be appointed or elected.

               j. In the event Executive is involuntarily terminated, without cause, except in the case of death or incapacity or disability, the Company shall provide outplacement services to Executive to assist Executive in securing a position comparable to the one from which he was terminated. The Company shall be obligated to provide those outplacement services as customarily provided by companies of similar size and holdings as those of the Company to executives with comparable responsibility and longevity as Executive and for reasonable cost as approved by the Company. The Company's provision of such outplacement services shall not limit, restrict, or reduce, in any manner, any and all other compensation to which Executive is entitled hereunder.


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               k. As part of the compensation for services rendered under this
        Agreement, Executive shall be entitled to participate in the Amended and Restated PacifiCare Health Systems, Inc. Savings and Profit-Sharing Plan, and the trust agreement implemented pursuant thereto, adopted as of February 1998, as from time to time may be amended modified, or replaced, in accordance with the terms and conditions set forth therein.

               l. Executive shall be entitled to the benefits provided under the Company's Statutory Restoration Plan, as such plan from time to time may be amended, modified or replaced, in accordance with the terms set forth herein and therein.

3.2     COMPENSATION FOLLOWING TERMINATION

               a. In the event that this Agreement is terminated by reason of Executive's death, Executive's estate or legal representative shall be entitled to receive the following:

                      1. Payment of benefits under the life insurance policy
               purchased by the Company on Executive's behalf, if any;

                      2. Payments of benefits under the MICP set forth in
               Section 3.1(g), which will be deemed to have accrued as of the date of Executive's death; and

                      3. Executive's legal representative shall be permitted to
               exercise any vested and unexercised options under the 1996 Stock Option Plan set forth in Section 3.1(h) and shall be permitted to exercise any other vested and unexercised options granted under any other existing stock option plans of the Company ("the Existing Stock Option Plans") in accordance with their terms for a period of one year following Executive's death. The 1996 Stock Option Plan and the Existing Stock Option Plans shall together be referred to herein as the "Stock Option Plans."

                      4. If Executive's death occurs while Executive is still
               employed by the Company, but prior to his having completed five years of employment with the Company, Executive's estate or legal representative will not be required to repay any amount of the Loan or any accrued, which, but for this provision Executive's estate or legal representative would be required to repay under the terms set forth in Section 3.1(c) above.

               b. In the event that Executive is terminated because of an incapacity or disability, the Company shall provide Executive with the following:

                      1. Payment of benefits under the disability insurance
               policy maintained by the Company on Executive's behalf, if any;

                      2. Payment of benefits under the MICP set forth in Section
               3.1(g), which will be deemed to have accrued as of the effective date of such termination;


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                      3. The right to exercise any vested and unexercised
               options under the Stock Option Plans in accordance with the terms stated therein; and

                      4. Payment of the automobile allowance as provided under
               Section 3.1(e) for a period of 24 months following the effective date of such termination.

                      5. If Executive is disabled or incapacitated while
               Executive is still employed by the Company, but prior to his having completed five years of employment with the Company, Executive will not be required to repay any amount of the Loan or any accrued interest, which, but for this provision, Executive would be required to repay under the terms set forth in Section 3.1(c) above.

               c. In the event this Agreement is terminated because of Executive's habitual neglect or gross misconduct pursuant to Section 2.2(c) or because of Executive's voluntary termination, the Company shall be relieved from any and all further or future obligations to compensate Executive; provided, however, that Executive shall be able to exercise any vested and unexercised awards under the Stock Option Plans in accordance with the terms set forth therein. If this Agreement is terminated pursuant to the provisions contained in this Section 3.2(c), prior to Executive's completing five years of employment with the Company, Executive shall be required to repay the Loan plus accrued interest as set forth in Section 3.1(c) above.

               d. In the event that the Company terminates Executive, for any reason other than Executive's incapacity or disability or misconduct as described in Sections 2.2(b) and 2.2(c), respectively, Executive shall be entitled to the following severance compensation, on the condition that Executive executes the Company's standard severance agreement including a general release of the Company, including its owners, partners, stockholders, directors, officers, employees, independent contractors, agents, attorneys, representatives, predecessors, successors and assigns, parents, subsidiaries, affiliated entities and related entities:

                      1. Executive's then current annual salary under Section
               3.1(a) for a period of 24 months following the effective date of such termination;

                      2. Payment of benefits under the MICP set forth in Section
               3.1(g), which will be deemed to have accrued as of the effective date of such termination;

                      3. The right to exercise any vested and unexercised
               options under the Stock Option Plans in accordance with their terms within one year of the effective date of such termination;


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                      4. Notwithstanding the foregoing, in the event Executive
               engages in employment with a competitor of the Company during the 24 month period in which Executive's salary continues pursuant to
               Section 3.2(d)(1), the severance compensation available to Executive under this Section 3.2(d) shall be reduced by the amount of any and all gross earnings Executive earns while engaged in employment with any such competitor or competitors. For the purposes of this Section 3.2(d)(4), a "competitor of the Company" shall include, without limitation, managed care organizations, including a health maintenance organization, competitive medical plan, preferred provider organization, provider sponsored organization ("PSO"), or health or life insurance company which owns a managed care organization, plan or program. Executive agrees to provide immediate notice to Company upon receipt of any gross earnings received by Executive from a competitor of Company;

                      5. Payment of the automobile allowance as provided in
               Section 3.1(e) for a period of 24 months following the effective date of such termination; and

                      6. The Company shall provide to Executive the outplacement services described in Section 3.1(j).

                      7. If Executive is terminated pursuant to the provisions
               contained in this Section 3.2(d), prior to Executive's completing five years of employment with the Company, Executive will not be required to repay any amount of the Loan or any accrued interest which, but for this provision, Executive would be required to repay under the terms set forth in Section 3.1(c).

               e. Notwithstanding anything which may be expressed in, or inferred from the provisions of this Section 3.2 or Section 4.1, this Agreement should not be construed to limit, restrict, or deny Executive any benefits to which he otherwise may be entitled to under the MICP, the Stock Option Plans, the Company's profit-sharing plan, non-qualified deferred compensation plans or otherwise which arise from circumstances not addressed in this Agreement.

4.      TERMINATION AS A RESULT OF A CHANGE OF CONTROL OR FOR GOOD CAUSE

        4.1 EXECUTIVE'S RIGHTS. In the event that, during the term of this Agreement, the Company undergoes a "change of ownership or control," as that term is defined in Section 4.3, and if within 24 months after the consummation of such change either (1) Executive is involuntarily terminated, except as


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provided in Section 4.2, or (2) Executive voluntarily terminates his employment for "good cause" as defined in Section 4.4, then Executive shall be entitled to the following compensation:

               a. Executive's then current annual salary under Section 3.1(a) for a period of 24 months following the effective date of such termination, subject to the conditions set forth in Section 3.2(d) herein.

               b. Payment of health insurance premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for Executive and Executive's dependents for a period of 18 months following the effective date of such termination;

               c. Annual payment of benefits where applicable, under the MICP set forth in Section 3.1(g), for a period of 24 months following the effective date of such termination, at the percentage of target and maximum specified for Executive in the records of the executive compensation department of the Company's Human Resource's Department.

               d. The right to exercise any and all granted and unexercised stock options, under the Stock Option Plans in accordance with their terms (whether or not such options are actually vested), as if all such unexercised stock options were fully vested, within one year of the effective date of such termination;

               e. In the event of a change of control in the first six months of employment which precludes eligibility for exercise of stock options under the Premium Price & Officer and Key Employee Stock Option Plans, PacifiCare will provide compensation to Executive to make him whole for the loss of these options as of the date of the change and control.

               f. Payment of the automobile allowance as provided under Section 3.1(e) for a period of 24 months following the effective date of such termination; and

               g. The Company shall provide to Executive the outplacement services described in Section 3.1(j).

               h. If Executive's termination is a result of a Change of Control or Executive voluntarily terminates for "good cause" and such termination occurs prior to Executive having completed five years of employment with the Company, Executive will not be required to repay any amount of the Loan or any accrued interest which but for this provision, Executive would be required to repay as set forth in Section 3.1(c).

        4.2 LIMITATION OF BENEFITS. In the event that Executive is terminated within 12 months after a change of ownership or control of the Company, and such termination results from either Executive's incapacity or disability or habitual neglect or gross misconduct, then, notwithstanding anything in this Section 4 to the contrary, Executive shall receive only that compensation, if any, to which he is entitled to under Sections 3.2(b) and 3.2(c), respectively.


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        In no event shall the aggregate amount of all compensation which
Executive may receive pursuant to the provisions of this Section 4, including without limitation, any salary, bonuses, stock options, employee benefits and all other cash and in-kind compensation, exceed an amount (the "Maximum Compensation Amount") which would give rise to an "excess parachute payment" as determined by Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder. In the event that this Section 4 would entitle Executive to sums in excess of the Maximum Compensation Amount, the Company shall use its sound discretion, in good faith, to furnish Executive with a post-termination compensation package which is substantially equal to the Maximum Compensation Amount.

        4.3 CHANGE OF CONTROL. As used in this Section 4, the term "change of ownership or control" means and refers to:

               a. any merger, consolidation, or sale of the Company such that any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) acquires beneficial ownership, within the meaning of Rule 13d-3 of the Exchange Act, of 20 percent or more of the voting common stock of the Company and the ownership interest of the voting common stock owned by UniHealth is less than or equal to the ownership interest of the voting common stock of such individual, entity or group;

               b. any transaction in which the Company sells substantially all of its material assets;

               c.     a dissolution or liquidation of the Company; or

               d.     the Company becomes a non-publicly held company.

        4.4 GOOD CAUSE. As used in this Section 4, "good cause" for Executive to terminate his employment shall be deemed to exist if Executive voluntarily terminates his employment for any of the following reasons:

               a.     Without Executive's express prior written consent,
        Executive:

                      1. is assigned duties materially inconsistent with
               Executive's position, duties, responsibilities, or status with the Company which substantially varies from that which existed immediately prior to such change of ownership or control;

                      2. experiences a change in his reporting level, titles, or business location (to a point that is more than 50 miles outside of Orange County, California) which substantially varies from that which existed immediately prior to the change of ownership or control; or


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                      3. with respect to any position held immediately prior to
               the change of ownership or control, is removed or fails to obtain reelection, which removal or failure to reelect is not directly related to Executive's incapacity or disability, habitual neglect, gross misconduct or death;

               b. Without Executive's express prior written consent, Executive's salary is reduced below that which existed immediately prior to the change of ownership or control and such change is not otherwise applied to others in the Company with at least Executive's position or title;

               c. Without Executive's express prior written consent, any employee benefit, business expense reimbursement or allotment, incentive bonus program, or any other manner or form of compensation available to Executive immediately prior to the change of ownership or control is reduced or eliminated and such change is not otherwise applied to others in the Company with at least Executive's position or title;

               d. The Company fails to obtain from any successor, before the succession takes place, a written commitment obligating the successor to perform this Agreement in accordance with all of its terms and conditions; or

               e. The Company or any successor thereto purports to terminate Executive without first giving Executive prior written notice thereof that specifies: (i) the exact provision of Section 2.2 relied upon; and
        (ii) the facts and circumstances, in reasonable detail, serving as the basis for Executive's termination.

5.      NOTICES

        All notices or other communications required or permitted to be made hereunder shall be given in writing and sent by either personal delivery, overnight delivery, or United States registered or certified mail, return receipt requested, all of which shall be properly addressed with postal or delivery charges prepaid, to the parties at their respective addresses set forth below, or to such other addresses as either party may designate to the other in accordance with this Section 5:

        If to the Company:   PacifiCare Health Systems, Inc.
                             3120 Lake Center Drive
                             Santa Ana, California  92704
                             Attn:   President and
                             Chief Executive Officer


        If to Executive:     Mr. Robert Stearns
                             1156 Beaver Tail
                             P.O. Box 6045
                             Carefree, Arizona 85377


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All notices sent by personal delivery shall be deemed given when actually received. All notices sent by overnight delivery shall be deemed received on the next business day. All other notices sent via United States mail shall be deemed received no later than two business days after mailing. Any notice given by any method not expressly authorized herein, shall nevertheless be effective if actually received, and shall be deemed given upon actual receipt.

6.      GENERAL PROVISIONS

        6.1 ASSIGNABILITY. This Agreement shall inure to the benefit of, and shall be binding upon the heirs, executors, administrators, successors, and legal representatives of Executive and shall inure to the benefit of, and be binding upon the Company and its successors and assigns. Executive shall not assign, delegate, subdelegate, transfer, pledge, encumber, hypothecate, or otherwise dispose of this Agreement, or any rights, obligations, or duties hereunder, and any such attempted delegation or disposition shall be null and void and without any force or effect; provided, however, that nothing contained herein shall prevent Executive from designating beneficiaries for insurance, death or retirement benefits.

        6.2 ENTIRE AGREEMENT. This Agreement is a fully integrated document and contains any and all promises, covenants, and agreements between the parties hereto with respect to Executive's employment. This Agreement supersedes any and all other, prior or contemporaneous, discussions, negotiations, representations, warranties, covenants, conditions, and agreements, whether written or oral, between the parties hereto. Except as expressed herein, the parties have not exchanged any other representations, warranties, inducements, promises, or agreements respecting Executive's employment with the Company.

        6.3 SEVERABILITY. In the event any one or more of the provisions of this Agreement shall be rendered by a court of competent jurisdiction to be invalid, illegal, or unenforceable, in any respect, such invalidity, illegality, or unenforceability shall not affect or impair the remainder of this Agreement which shall remain in full force and effect and enforced accordingly, unless a party demonstrates by a preponderance of the evidence that the invalidated provision was an essential economic term of this Agreement.

        6.4 AMENDMENT. This Agreement shall not be changed, amended, or modified, nor shall any performance or condition hereunder be waived, in whole or in part, except by written instrument signed by the party against whom enforcement or waiver is sought. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other or subsequent breach of the same or any other term or condition of this Agreement.


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        6.5 GOVERNING LAW. This Agreement shall be governed by, enforced under, and construed in accordance with the laws of the State of California.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


The Company:                                PACIFICARE HEALTH SYSTEMS, INC.,
                                            a Delaware corporation


                                            /s/ Alan R. Hoops
                                            -----------------------------------
                                            By:    Alan R. Hoops
                                            Title: President and
                                                   Chief Executive Officer





Executive:                                  /s/ Robert Stearns
                                            -----------------------------------
                                            Robert Stearns


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